EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

For more information, please contact:

Gregory L. Hamby	W. Michael Banks	P.O. Box 2760
EVP and CFO	Senior Vice President	Gainesville, GA 30503
ghamby@gbt.com	mbanks@gbt.com	Fax: (770) 531-7359
Phone: (678) 450-3369 Phone: (678) 450-3480

FIRST NATIONAL BANK OF THE SOUTH
JOINS GB&T BANCSHARES

(Gainesville, GA) August 26, 2003 – GB&T Bancshares, Inc. (Nasdaq: GBTB), a multi-bank holding company, and Baldwin Bancshares, Inc., parent company of First National Bank of the South in Milledgeville (GA) and Lake Oconee, have completed their merger agreement. Following overwhelming approval by stockholders of both organizations and final regulatory approval, First National Bank of the South will become GB&T Bancshares’ fifth affiliate bank, effective with the close of business on Friday, August 29.

GB&T Bancshares will then have five community banks with twenty offices located in eight Georgia counties, plus a consumer finance company with eight offices located throughout north Georgia. With the addition of the $127-million asset First National Bank of the South, GB&T Bancshares assets will total approximately $900-million.

When the announcement of the merger was first made in April, GB&T Bancshares President and CEO Richard Hunt noted that shareholders of Baldwin Bancshares would receive 2.895 shares of GB&T Bancshares stock in exchange for each share of Baldwin Bancshares stock. He added that the transaction should be accretive to GB&T Bancshares earnings within one year from the merger.

“We are excited to welcome First National Bank of the South into the GB&T Bancshares family”, added Mr. Hunt. “Chat Daniel, President and CEO, and his team will continue to operate their bank as a community bank serving Milledgeville and Lake Oconee. Their commitment to a high level of customer service is a trademark of all the banks in our company, and I can assure you that customer service will continue to be a focus at First National Bank of the South.”

Mr. Daniel commented, “Our employees are looking forward to being a part of an organization like GB&T Bancshares that places a high value on its employees and its customers. We did our research before agreeing to join their company, and believe me, GB&T Bancshares’ commitment to community banking is sincere”.

Philip Wilheit, Chairman of the Board of GB&T Bancshares, added, “First National Bank of the South positions our company in another growth area in Georgia, which is in keeping with our company’s growth initiative. In the counties in which we operate in Georgia, the population increased 58.55% from 1990 through 2002 and it is projected to grow at a rate of 14.32% between now and 2007. That’s significantly ahead of both the state and nation’s numbers,” Mr. Wilheit noted.

Forward-Looking Statements

Some of the statements in this press release, including, without limitation, statements regarding expected earnings accretion following the merger and projected growth in the counties in which we operate are “forward-looking statements” within the meaning of the federal securities laws.  In addition, when we use words like “anticipate”, “believe”, “intend”, “expect”, “estimate”, “could”, “should”, “will”, and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing.  These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared.  Factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins; (3) general economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; (4) economic, governmental or other factors may prevent the projected population growth in the counties in which we operate; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which we are engaged; (6) costs or difficulties related to the integration of our businesses may be greater than expected; (7) deposit attrition, customer loss or revenue loss following the acquisition may be greater than expected; (8) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than us; and (9) adverse changes may occur in the equity markets.  Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements.  We disclaim any obligation to update or revise any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

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